Exhibit 99.1

Genworth Financial Announces First Quarter 2010 Results

Strategic Progress Continues—Significant Improvement In U.S. Mortgage Insurance

Richmond, VA (April 29, 2010) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the first quarter of 2010. Net income1, before provision for noncontrolling interests, was $212 million, or $0.43 per diluted share, compared with a net loss of $469 million, or $1.08 per diluted share, in the first quarter of 2009. Net operating income2, before provision for noncontrolling interests, for the first quarter of 2010 was $147 million, or $0.30 per diluted share, compared to net operating income of $14 million, or $0.03 per diluted share, in the first quarter of 2009.

Reflecting the company’s reduction in ownership of Genworth MI Canada (MIC) in the third quarter of 2009 from 100 percent to 57.5 percent in connection with an initial public offering (IPO) transaction, Genworth’s net income available to Genworth’s common stockholders was $178 million, or $0.36 per diluted share, in the first quarter of 2010. On this same basis, net operating income available to Genworth’s common stockholders for the first quarter of 2010 was $114 million, or $0.23 per diluted share.

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income, net operating income per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, net operating income available to Genworth’s common stockholders, net operating income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

	Three months ended March 31 (Unaudited)
	2010		2009
	Total	Per diluted share	Total	Per diluted Share
(Amounts in millions, except per share)
Net income (loss)	$212	$0.43	$(469)	$(1.08)
Less: net income attributable to noncontrolling interests	34	0.07	N/A [3]	N/A

Net income (loss) available to Genworth’s common stockholders	$178	$0.36	$(469)	$(1.08)

Net operating income	$147	$0.30	$14	$0.03
Less: net operating income attributable to noncontrolling interests	33	0.07	N/A	N/A

Net operating income available to Genworth’s common stockholders	$114	$0.23	$14	$0.03

Weighted average diluted shares	493.5		433.2

Genworth’s results in the quarter included net operating income of $122 million from the Retirement and Protection segment and $91 million from the International segment. This was partially offset by lower net operating losses of $36 million in the U.S. Mortgage Insurance (U.S. MI) segment and a loss of $63 million in Corporate and Other. The impact of foreign exchange on net operating income in the first quarter of 2010 was a favorable $19 million.

Net investment losses, net of tax and other adjustments, decreased to $42 million from $483 million in the first quarter of 2009, and decreased on a sequential basis from $54 million in

[3]	N/A—Not Applicable.

the fourth quarter of 2009. Net unrealized investment losses, net of tax and other adjustments, declined to $0.9 billion from $4.1 billion in the prior year quarter.

Net income in the quarter included a $106 million tax benefit related to separation from the company’s former parent recorded in the first quarter of 2010.

“Genworth’s improved results demonstrate clear progress in our served markets around the world,” said Michael D. Fraizer, chairman and chief executive officer. “Our decisive actions on loss mitigation, select product re-pricing and re-investing cash all contributed to earnings growth in the quarter. As we look ahead, we are positioned for strong growth and enhanced returns from new product introductions, distribution expansion and efficient capital management.”

First Quarter Highlights

New Business Growth

•	Combined sales of term life insurance and the new ColonySM TermUL product grew 26 percent versus the prior year and nine percent sequentially.

•	Individual long term care (LTC) insurance sales increased 29 percent versus the prior year, marking the fourth sequential quarter of growth.

•	Wealth management net flows were $504 million, the fourth consecutive quarter of positive net flows, bringing assets under management (AUM) to $20.0 billion.

•

Sound growth returned in Genworth MI Canada (MIC) with flow new insurance written (NIW) increasing 42 percent[4] from the prior year from growth in the mortgage origination market as consumer confidence improved.

•

Australia mortgage insurance maintained stable market share in an anticipated smaller mortgage origination market that reflected reduced government first-time homebuyer program benefits and higher interest rates.

•	U.S. MI announced prudent expansion of underwriting guidelines that are expected to drive new business growth in line with future increases in the private mortgage insurance

[4]	Percentage change excludes the impact of foreign exchange.

market. Estimated market share in the quarter increased to 17 percent[5] from 15 percent in the fourth quarter of 2009.

Earnings Power & Risk Positions

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A total of $2.6 billion of excess cash has been redeployed since the beginning of the fourth quarter 2009 through the first quarter as part of the company’s strategy to reinvest $2.5 billion to $3.5 billion of excess cash by mid-2010, with $1.1 billion reinvested in the current quarter. Cash reinvestment strategies contributed $18 million in incremental investment earnings overall.

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Mortgage insurance loss ratios improved sequentially in both Canada and Australia from ongoing loss mitigation benefits and economic conditions either stabilizing or improving. In Canada, the 2006 book has passed its peak loss seasoning period, while the large 2007 book is showing signs of peaking.

•

U.S. MI flow delinquencies declined five percent sequentially to the lowest level of new flow delinquencies seen since the first quarter of 2008. Based on recent trends, the company estimates that delinquencies in its 2005, 2006 and 2007 book years peaked in the first quarter of 2010.

•

U.S. MI loss mitigation activities resulted in a net $233 million of savings in the quarter and included $113 million in savings from various loan modification programs including the Home Affordable Modification Program (HAMP).

•	Investment performance improved in the quarter with significant year over year declines in realized and unrealized losses.

Capital Management & Flexibility

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Consolidated U.S. life companies ended the quarter with an estimated risk based capital (RBC) ratio of approximately 385 percent[6], exceeding the company’s year end 2010 target of at or above 350 percent.

•	The risk to capital ratio in the U.S. mortgage insurance companies was 14.9:1[6], up slightly from 14.6:1 in the fourth quarter of 2009.

•	Regulatory capital ratios in Canada, Australia and lifestyle protection remained strong and well in excess of regulatory required levels.

[5]	Company estimate.
[6]	Company estimate for the first quarter of 2010, due to the timing of the filing of statutory statements.

•	Genworth MI Canada announced a new capital management plan that includes a combination of debt issuance and a return of capital to shareholders of up to CAD$350 million.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The percentage changes including the impact of foreign exchange are included in a table at the end of this press release.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (Loss) (in millions)	Q1 10	Q1 09
Life Insurance	$37	$38
Long Term Care	40	41
Wealth Management	11	6
Retirement Income
Fee-Based	17	(27)
Spread-Based	17	(20)

Total Retirement and Protection	$122	$38

Sales (in millions)	Q1 10	Q1 09
Life Insurance	$52	$56
Long Term Care	67	47
Wealth Management
Gross Flows	1,475	796
Net Flows	504	(478)
Retirement Income
Fee-Based	205	143
Spread-Based	107	307

Assets Under Management[7] (in millions)	Q1 10	Q1 09
Wealth Management	$20,037	$14,210
Retirement Income Fee-Based	8,486	6,983
Retirement Income Spread-Based	18,942	19,859

Total Assets Under Management	$47,465	$41,052

Retirement and Protection earned $122 million compared to $38 million a year ago. Consolidated U.S. life insurance companies ended the quarter with an estimated RBC ratio of approximately 385 percent6.

Life insurance earnings decreased to $37 million from $38 million a year ago as improved investment income and lower taxes were more than offset by less favorable mortality, lower persistency on policies coming out of the post level term period and a $5 million unfavorable correction related to the calculation of ceded reinsurance premiums. Total life sales reflected a mix shift to the new more capital efficient product suite as well as lower universal life (UL) excess deposits associated with the low interest rate environment. Sales from the combination of term life insurance and the new ColonySM TermUL product grew 26 percent versus the prior year and nine percent sequentially. The more capital efficient ColonySM TermUL product, which was launched in late 2009, demonstrated strong producer adoption.

[7]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

LTC earnings declined $1 million to $40 million, as higher net investment income was more than offset by higher claims on old generation policies and a return to lower levels of policy terminations experienced historically. Individual LTC sales increased $7 million year over year, primarily reflecting growth in overall industry sales. Group LTC sales increased to $8 million in the quarter, up from $1 million a year ago, while linked benefit sales grew to $11 million, up from $5 million a year ago.

Wealth management earnings increased from $6 million to $11 million primarily from increased revenue associated with a 41 percent increase in AUM and also included a $2 million favorable tax item. Net flows were $504 million, representing the fourth consecutive quarter of positive net flows. This, combined with favorable market performance, resulted in a $1.2 billion sequential increase in AUM to $20.0 billion.

Retirement income fee-based earnings increased to $17 million from a $27 million loss in the prior year. Results in the prior year were significantly impacted by declines in the equity markets, which accelerated deferred acquisition cost (DAC) amortization and reduced variable annuity income. Earnings in the current quarter reflected equity market growth, lower death related claims, as well as an $8 million favorable DAC amortization adjustment. Total variable annuity sales increased to $205 million compared to $143 million in the prior year from improved equity market conditions.

The retirement income spread-based business had net operating income of $17 million compared to a loss of $20 million in the prior year from improved investment income. Earnings in the prior year included a $39 million loss from lower valuation of limited partnership (LP) investments. Total spread-based AUM remained flat sequentially ending at $18.9 billion reflecting the company’s targeted annuity strategy and favorable persistency.

International

International Net Operating Income (Loss) (in millions)	Q1 10	Q1 09
Mortgage Insurance
Canada:
Net operating income	$74	$66
Less: net operating income attributable to noncontrolling interests	33	N/A

Net operating income available to Genworth’s common stockholders	41	66
Australia	43	29
Other International	(5)	(5)
Lifestyle Protection	12	11

Total International	$91	$101

International Sales (in billions)	Q1 10	Q1 09
Mortgage Insurance (MI)
Flow
Canada	$4.0	$2.4
Australia	6.7	6.6
Other International	0.7	0.9
Bulk
Canada	1.8	0.4
Australia	0.7	—
Other International	—	—

Total International MI	$13.9	$10.3

Lifestyle Protection	$0.4	$0.4

International earnings, before provision for noncontrolling interests, were $124 million, up from $101 million a year ago, primarily reflecting benefits from foreign exchange.

In Canada, home prices improved as a result of government stimulus programs that began in late 2008 to lower interest rates which enhanced housing affordability and increased home sales. Sequentially, the unemployment rate in Canada improved from 8.4 percent at year end to 8.2 percent at the end of the first quarter.

Total Canadian operating earnings decreased six percent4 from the prior year primarily from a decline in premiums from lower policy cancellations and lower investment income, partially offset by improved losses. On both a year over year and a sequential basis, the loss ratio declined from 39 percent to 38 percent in the first quarter. Based on current loss experience, the 2006 book has passed its peak loss seasoning period, while the large 2007 book is showing signs of peaking.

Flow NIW in Canada increased 42 percent4 from the prior year from growth in the mortgage origination market as consumer confidence improved. Bulk NIW increased from $0.4 billion in the prior year to $1.8 billion primarily from one transaction that was executed in the quarter.

The regulatory capital ratio in Canada increased sequentially to 150 percent6 from 149 percent, in excess of regulatory requirements. Genworth MI Canada (MIC) announced a new capital plan to optimize its capital structure, with two components. First, adding debt to its capital structure, taking advantage of current favorable market conditions and bringing it more in line with other publicly traded Canadian insurance companies. The debt to capital ratio is initially targeted at approximately 10 percent8. Second, MIC plans to return up to CAD$350 million of its capital to shareholders in 2010. These actions are all subject to market conditions and final MIC Board approval. GAAP book value for the Canada MI business was $2.6 billion at quarter end, of which $1.5 billion represented Genworth’s 57.5 percent ownership interest.

[8]	Debt divided by stockholders’ equity excluding accumulated other comprehensive income (loss).

In Australia, national home prices improved as a result of government stimulus programs that began in late 2008 to lower interest rates which enhanced housing affordability and increased home sales. Sequentially, the unemployment rate in Australia improved from 5.5 percent at year end to 5.3 percent at the end of the first quarter.

Australia earnings increased seven percent4 year over year as improved loss experience more than offset lower premiums. As part of on going capital and risk management initiatives to diversify its reinsurance programs, the company added AUD$250 million of external reinsurance coverage. In total, additional external reinsurance coverage reduced earned premiums in the quarter by $6 million.

On a sequential basis, the loss ratio improved one point to 44 percent. Excluding the reduction in premiums associated with higher reinsurance levels, the loss ratio would have improved four points to 41 percent sequentially. Higher interest rates and reduced government first-time homebuyer program benefits have slowed mortgage originations as expected. Flow NIW in Australia was down 26 percent4 from the prior year and 22 percent4 sequentially as stable market share was more than offset by a smaller mortgage origination market. Bulk new insurance written increased to $0.7 billion, an early sign of a return of liquidity to the securitization market.

The regulatory capital ratio in Australia increased sequentially to 140 percent6, in excess of the regulatory requirement and reflected increased use of reinsurance and in force profitability. Australia mortgage insurance had approximately $225 million of capital in excess of regulatory requirements. GAAP book value for Australia mortgage insurance at the end of the quarter was $1.6 billion.

Other international mortgage insurance had a $5 million net operating loss. In Europe, loss mitigation actions continued to lower risk in force (RIF), which declined by approximately $0.9 billion to $4.5 billion from the prior year. The company’s RIF in Spain continued to decline and ended the first quarter at $0.4 billion, down approximately $0.9 billion from the prior year.

Lifestyle protection earnings increased to $12 million versus the prior year earnings of $11 million. Four factors contributed to earnings results. First, loss experience improved in

Southern and Western European countries where new claim registrations declined. Second, price or distribution contract changes to date that were concentrated in the Southern and Western regions have taken hold and added $5 million to earnings in the quarter versus the prior year. Third, loss experience was pressured in Nordic countries as unemployment rose, with loss experience concentrated in a specific coverage type subject to multiple loss mitigation actions. Additional price or distribution contract changes are being taken in this region to reflect current unemployment experience. Finally, results reflected continued slow new business growth resulting from low levels of consumer lending. Specifically, lifestyle protection sales decreased two percent4 as a result of the stressed economic environment in Europe and continued lower consumer lending along with selective risk management actions. In lifestyle protection, the regulatory capital ratio ended the quarter at 236 percent6, more than twice the regulatory requirement.

U.S. Mortgage Insurance

U.S. Mortgage Insurance (in millions)	Q1 10	Q1 09
Net Operating Loss	$(36)	$(135)

Primary Sales (in billions)	Q1 10	Q1 09
Flow	$1.5	$2.5
Bulk	0.2	1.1

Total Primary Sales	$1.7	$3.6

U.S. MI had a $36 million net operating loss, an improvement from a $135 million loss during the prior year quarter and from a $74 million loss in the fourth quarter of 2009, primarily from improved losses and continued loss mitigation benefits.

Total losses decreased to $196 million from $272 million in the fourth quarter of 2009 from a normal seasonal decline in new flow delinquencies, an increase in cures from loan modifications, lower bulk losses and continued loss mitigation benefits.

Gross flow losses decreased to $226 million from $274 million sequentially as first quarter loss experience reflected a decline in new flow delinquencies and an increase in loan modifications and cures. This marked the fifth consecutive quarter of decline in flow losses.

Flow delinquencies decreased primarily from normal seasonal patterns in new delinquencies and increased cures from loan modification programs including HAMP. Flow delinquencies declined to approximately 102,400 from 107,500 in the fourth quarter of 2009, with new flow delinquencies down about 4,500. Lower delinquencies resulted in $67 million lower reserves in the quarter. The flow average reserve per delinquency increased sequentially to $19,200 from $18,900 as a result of a change in the mix of the delinquency inventory from two factors. First, the decrease in new flow delinquencies coupled with increased cures reduced the proportion of early stage delinquencies. As a result, the delinquency inventory was more heavily weighted to late stage delinquencies. Second, the later stage delinquencies are primarily from higher loan balance states and specialty products and therefore carry higher reserves per delinquency.

Gross bulk losses decreased to $4 million from $36 million in the fourth quarter driven by $22 million lower government sponsored enterprise (GSE) Alt-A losses resulting from policy cancellations. Effective January 1, 2010, the company executed an agreement that resulted in the cancellation of approximately 80 percent of the GSE Alt-A RIF. This reduced total bulk RIF to $523 million in the first quarter, resulting in the remaining RIF being primarily from high quality Federal Home Loan Bank programs.

Loss mitigation activities, including workouts, presales and policy rescissions, net of reinstatements, resulted in $233 million of savings in the quarter. This included approximately $113 million in savings from various loan modification programs which included a $63 million benefit from loans modified through HAMP. Based upon reporting from the GSEs and certain servicers, Genworth estimates that at the end of the first quarter there were approximately 28,200 loans that have been approved to participate in HAMP, representing 28 percent of flow delinquencies. Benefits from loss mitigation activities in 2010 in total are expected to be consistent with 2009 savings, with the benefit mix continuing to shift from rescissions to loan modifications.

Flow NIW decreased sequentially by $300 million as the mortgage insurance market size declined and offset growth in market share. Estimated market share grew sequentially to 17 percent5 from 15 percent. In addition, the Home Affordable Refinance Program accounted for $700 million of insurance that is treated as a modification of the coverage on existing insurance in force rather than new insurance written.

U.S. MI made a number of changes to underwriting guidelines in the first quarter that are expected to support future NIW growth. In particular, retail channel originations in metropolitan statistical areas (MSAs) where Genworth continued to restrict coverages to 90 percent loan to value (LTV) based on housing market conditions, were reopened to mortgages with 95 percent and lower LTVs with strong FICO scores. Remaining declining market policies were maintained for non-retail channel originations as well as for select property types in Florida.

The risk to capital ratio was up moderately to 14.9:16 from 14.6:1 in the fourth quarter.

Corporate and Other

Corporate and Other (in millions)	Q1 10	Q1 09
Net Operating Income (Loss)	$(63)	$10

Corporate and other net operating loss was $63 million compared to income of $10 million in the prior year quarter. Results in the prior year included $46 million of income associated with repurchases of funding agreements backing notes and $25 million of higher tax benefits. Results in the current year quarter included $7 million of higher losses from limited partnerships offset by improved investment income from holding lower cash balances.

Holding company cash and cash equivalents totaled $0.8 billion and highly liquid treasury securities totaled $0.2 billion at the end of the first quarter.

Investments

Net income in the quarter included net investment losses of $42 million, net of tax and other adjustments, including $52 million of net other-than-temporary impairments, $10 million of net realized losses from asset sales, $5 million of losses on derivatives used for risk management purposes, $11 million from the recovery of a counterparty receivable, $7 million of mark to market valuation gains on trading securities and bank loans and $7 million of gains related to consolidated securitization entities.

Credit related impairments totaled $52 million and were primarily comprised of

•	$24 million from sub-prime and Alt-A residential mortgage-backed securities (RMBS),

•	$17 million from other structured securities, with $6 million related to prime RMBS,

•	$7 million from other corporate securities, including hybrids, and

•	$4 million from LPs.

Net unrealized investment losses were $0.9 billion, net of tax and other items, as of March 31, 2010, declining from $1.4 billion as of December 31, 2009. The fixed maturity securities portfolio had gross unrealized investment losses of $2.7 billion compared to $3.5 billion as of December 31, 2009 and gross unrealized investment gains of $1.5 billion compared to $1.3 billion as of December 31, 2009.

Stockholders’ Equity

Stockholders’ equity as of March 31, 2010 increased to $12.9 billion, or $26.36 per share, compared with $12.3 billion, or $25.12 per share, as of December 31, 2009. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of March 31, 2010 increased to $12.5 billion, or $25.65 per share, compared with $12.4 billion, or $25.46 per share, as of December 31, 2009.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement and Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release and the first quarter 2010 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on April 30, 2010 at 9 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s April 30 conference call is 877 856.1955 or 719 325.4744 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 7138643. The replay will be available through May 14, 2010.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release other than a $106 million tax benefit related to separation from the company’s former parent recorded in the first quarter of 2010. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three months ended March 31, 2010 and 2009.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance. Management regularly monitors and reports the sales metric as a measure of volume of new and renewal business generated in a period. “Sales” refer to (1) annualized first-year premiums for term life, long term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life insurance, international and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

This press release also includes a metric related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this metric helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

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Risks relating to the company’s businesses, including downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, interest rate fluctuations and levels, adverse capital and credit market conditions, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio, defaults on commercial mortgage loans or investments in commercial mortgage-backed securities, goodwill impairments, the soundness of other financial institutions, the inability to access the company’s credit facilities, an adverse change in risk based capital and other regulatory requirements, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, competition, availability, affordability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic;

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Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances, such as genetic research and diagnostic imaging, and related legislation, unexpected changes in persistency rates, ability to continue to implement actions to mitigate the impact of statutory reserve requirements and the failure of demand for long term care insurance to increase;

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Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value loans, competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

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Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance default rates or severity of defaults, uncertain results of continued investigations of insured U.S. mortgage loans and possible rescissions of coverage and the results of objections to rescissions, the extent to which loan modifications and other similar programs may provide benefits to the company, unexpected changes in unemployment rates, further deterioration in economic conditions or a further decline in home prices, changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac), competition with government owned and government sponsored enterprises offering mortgage insurance, changes in regulations that affect the U.S. MI business, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, the impact of the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, legal actions under the Real Estate Settlement Procedures Act of 1974 and potential liabilities in connection with the company’s U.S. contract underwriting services;

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Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248
alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2010	2009
Revenues:
Premiums	$1,470	$1,502
Net investment income	765	711
Net investment gains (losses)	(70)	(770)
Insurance and investment product fees and other	256	291

Total revenues	2,421	1,734

Benefits and expenses:
Benefits and other changes in policy reserves	1,315	1,508
Interest credited	213	275
Acquisition and operating expenses, net of deferrals	475	441
Amortization of deferred acquisition costs and intangibles	184	247
Interest expense	115	96

Total benefits and expenses	2,302	2,567

Income (loss) before income taxes	119	(833)
Benefit for income taxes	(93)	(364)

Net income (loss)	212	(469)
Less: net income attributable to noncontrolling interests	34	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$178	$(469)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.36	$(1.08)

Diluted	$0.36	$(1.08)

Weighted-average common shares outstanding:
Basic	488.8	433.2

Diluted	493.5	433.2

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2010	2009
Net operating income (loss):
Retirement and Protection segment	$122	$38
International segment	91	101
U.S. Mortgage Insurance segment	(36)	(135)
Corporate and Other	(63)	10

Net operating income	114	14
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(42)	(483)
Net tax benefit related to separation from the company’s former parent	106	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	178	(469)
Add: net income attributable to noncontrolling interests	34	—

Net income (loss)	$212	$(469)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.36	$(1.08)

Diluted	$0.36	$(1.08)

Net operating income per common share:
Basic	$0.23	$0.03

Diluted	$0.23	$0.03

Weighted-average common shares outstanding:
Basic	488.8	433.2

Diluted	493.5	433.2

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2010	December 31, 2009
Assets
Cash, cash equivalents and invested assets	$70,113	$69,208
Deferred acquisition costs	7,252	7,341
Intangible assets	863	934
Goodwill	1,319	1,324
Reinsurance recoverable	17,333	17,332
Deferred tax and other assets	952	1,046
Separate account assets	11,261	11,002

Total assets	$109,093	$108,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$29,686	$29,469
Policyholder account balances	28,107	28,470
Liability for policy and contract claims	6,389	6,567
Unearned premiums	4,571	4,714
Deferred tax and other liabilities	6,498	6,601
Borrowings related to securitization entities	551	—
Non-recourse funding obligations	3,437	3,443
Short-term borrowings	930	930
Long-term borrowings	3,638	3,641
Separate account liabilities	11,261	11,002

Total liabilities	95,068	94,837

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,064	12,034
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	(652)	(1,151)
Net unrealized gains (losses) on other-than-temporarily impaired securities	(208)	(247)

Net unrealized investment gains (losses)	(860)	(1,398)

Derivatives qualifying as hedges	777	802
Foreign currency translation and other adjustments	430	432

Total accumulated other comprehensive income (loss)	347	(164)
Retained earnings	3,179	3,105
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,891	12,276
Noncontrolling interests	1,134	1,074

Total stockholders’ equity	14,025	13,350

Total liabilities and stockholders’ equity	$109,093	$108,187

Impact of Foreign Exchange on Operating Results9

Three months ended March 31, 2010

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[10]
Canada Mortgage Insurance (MI):
Total Canada MI operating income	12%	(6)%
Flow new insurance written	67%	42%

Australia MI:
Net operating income	48%	7%
Flow new insurance written	2%	(26)%
Flow new insurance written (1Q10 vs. 4Q09)	(23)%	(22)%

Lifestyle Protection:
Sales	7%	(2)%

[9]	All percentages are comparing the first quarter of 2010 to the first quarter of 2009 unless otherwise stated.

[10]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.